EMPLOYMENT AGREEMENT


             THIS AGREEMENT is made as of the 19th day of June, 1999, by and between RUBY TUESDAY, INC., a Georgia corporation, (the "Company") and SAMUEL E. BEALL, III, a resident of the State of Tennessee (the "Executive").

                               RECITALS:

             The Company desires to continue the employment of the Executive as its Chief Executive Officer on the terms and conditions set forth herein and the Executive desires to accept such employment.

             In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.     Duties.

       1.1 Positions. The Executive shall serve as the Chief Executive Officer of the Company and, for all periods that the Executive occupies a seat on the Board of Directors of the Company, shall serve as the Chairman of the Board of Directors of the Company. In carrying out his duties under this Agreement, the Executive shall report to the Board of Directors of the Company.

       1.2 Primary Responsibilities. The Executive shall lead the Company in the development of goals and operating plans and policies and shall be responsible for the successful implementation of programs that support the objectives identified. The Executive shall coordinate the activities of management according to the Company's business plan with a focus on achieving desired levels of growth, profitability and return on invested capital.

2. Term. Except as otherwise provided herein, the term of this Agreement shall commence as of the Effective Date and shall continue until June 18, 2006. The Agreement may continue for any subsequent renewal periods agreed to by the Executive and the Company. The period described herein, as the same may be renewed as provided for herein, shall be referred to as the "Term".

3. Compensation. During the Term, the Executive shall receive the following salary and benefits:

      3.1 Base Salary. The Executive shall be compensated at a base salary rate equal to $860,000. The base salary rate shall be adjusted annually by an amount equal to the greater of (a) four percent (4%) of the base salary then in effect, or (b) an amount determined by the Board of Directors of the Company, or appropriate committee thereof, based upon peer group competitive market data (as so adjusted from time to time, the "Base Salary"). Base Salary shall be payable in accordance with the Company's normal payroll practices.

      3.2   Incentive Compensation.

	            (a) The Executive shall be entitled to an annual bonus opportunity pursuant to the terms of the Ruby Tuesday, Inc. Chief Executive Officer's Incentive Bonus Plan, based upon performance criteria approved by the Board of Directors of the Company, or appropriate committee thereof, with a target bonus equal to fifty percent (50%) of Base Salary and a maximum bonus equal to one hundred and twenty-five percent (125%) of Base Salary.

       	     (b) The Executive shall also be entitled to participate in such long-term incentive compensation programs as may be developed from time to time for the senior management of the Company, including annual grants of stock options under the Company's Executive Stock Option Plan. Such grants shall be awarded to Executive according to the same criteria pursuant to which such grants are awarded to other senior executives of the Company.
If target performance is achieved, Executive's annual grants are estimated to be as shown on Schedule 3.2(b).

       3.3 Benefits. The Executive shall be entitled both to such additional pension and welfare benefits as may be provided from time to time to employees generally and to such additional pension and welfare benefits as may be provided only to executives generally.

       3.4 Vacation. On a non-cumulative basis, the Executive shall be entitled to four (4) weeks (or such greater time as may be agreed between the Executive and the Company's Board of Directors) of vacation in each successive twelve-month period during the Term, during which his compensation shall be paid in full.

      3.5 Life Insurance. The Company shall provide the Executive with life insurance coverage providing a death benefit of not less than four
(4) times Base Salary, payable to such beneficiary or beneficiaries as the Executive may designate. This obligation may be satisfied in whole or in part by the Executive's participation in the Ruby Tuesday, Inc. Executive Life Insurance Plan.

      3.6 Reimbursement of Expenses. The Company agrees to reimburse the Executive for all reasonable and necessary business (including travel) expenses incurred by him in the performance of his duties hereunder; provided, however, that the Executive shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Company and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

      3.7 Stock Options. The Company agrees to grant the Executive a non-qualified stock option award to acquire 78,000 shares of the Company's common stock under the Company's 1996 Stock Incentive Plan at a per share exercise price equal to the fair market value of a share of the Company's common stock determined as of the close of business on the day before the Company and the Executive have executed this Agreement (the "1999 Option"). The 1999 Option shall vest on July 1, 2006 and shall expire on December 18, 2008; provided, however, the 1999 Option shall expire earlier immediately upon any termination of the Executive's employment, other than a termination or resignation pursuant to Section 4.1, 4.2, 4.7 or 4.8 hereof. In addition, the Company agrees to grant the Executive a second non-qualified stock option award to acquire a number of shares of the Company's common stock under the Company's 1996 Stock Incentive Plan at a per share exercise price equal to the fair market value of a share of the Company's common stock determined as of the close of business on the day before the date of grant determined as described

                                   2
below, which shall be the date of the Board of Directors meeting that immediately follows the regular annual meeting of shareholders to be held in the year 2000 (the "2000 Option"). The 2000 Option also shall vest on July
1, 2006 and shall expire on December 18, 2008; provided, however, the 2000 Option shall expire earlier immediately upon any termination of the Executive's employment, other than a termination or resignation pursuant to Section
4.1, 4.2, 4.7 or 4.8 hereof.  Notwithstanding the foregoing, the 2000
Option shall not be granted if the Executive is no longer employed by the Company as of the grant date, other than a termination or resignation pursuant to Section 4.1, 4.2, 4.7 or 4.8 hereof, and its granting shall also be conditioned upon the approval at the regular 2000 meeting of shareholders of the Company of appropriate amendments to the 1996 Stock Incentive Plan, including an increase of the per employee fiscal year limit from 250,000 to not less than 350,000. The number of shares to be included in the 2000 Option is intended to be the number of shares necessary to create a present value, as of September, 1999, of $1,500,000, when the 2000 Option is aggregated with the 1999 Option, using the Black-Sholes model to calculate present value. In the event the aforementioned amendments to the 1996 Stock Incentive Plan are not approved by the Company's shareholders, the obligations of the Company under this Section
3.7 shall be extended from year to year until sufficient options have been granted to create such present value. The Executive agrees not to purchase any shares of the Company's common stock under the terms of the Management Stock Option Program during fiscal 2000.

       3.8 Withholding. The Company may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

       3.9 Existing and Future Stock Options. The Company and the Executive agree that, subject to the approval by the Company's Compensation and Stock Option Committee of the Board of Directors, options previously granted to the Executive to acquire the common stock of the Company shall be amended to provide, or shall provide if granted in the future, that (a) such options which have not then vested shall vest in full upon the death or Disability of the Executive; upon the involuntary termination of the Executive's employment by the Company without Cause; upon the Executive's retirement on or after satisfying the Rule of 90 set forth in the Ruby Tuesday, Inc. Executive Supplemental Pension Plan; or upon a Change of Control; and (b) the term within which vested options may be exercised shall be the maximum stated term except as follows: such option(s) shall expire no later than ninety (90) days following a voluntary resignation by the Executive (unless the resignation qualifies as a Qualified Termination) prior to Executive qualifying for the Rule of 90 under Company's Executive Supplemental Pension Plan; no later than ninety (90) days following an involuntary termination of the Executive's employment by the Company without Cause with respect to options which vest prior to normal vesting as a result of such involuntary termination without Cause or, with respect to the portion of any option which has then previously vested, no later than one (1) year following any other involuntary termination of Executive's employment, prior to a Change of Control, without Cause; and no later than fifteen (15) days following an involuntary termination of the Executive's employment by the Company for Cause, or in each case the expiration of the stated term of such option, whichever first occurs.

4. Termination. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

        4.1 Death. In the event of the Executive's death, this Agreement shall terminate and the Company shall have no further obligations hereunder except as follows: (a) immediate payment of any obligations accrued but unpaid as of the date of death; (b) payment of that portion of Base Salary payable through the end of the calendar month in which the death occurs; (c) payment of earned but unused vacation through

                                   3
the end of the calendar month in which the death occurs; and (d) payment of a pro rata portion of the annual bonus, if any, payable for the fiscal year in which the death occurs with such pro rata portion paid when and as such annual bonus would normally be determined. Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans.

        4.2 Disability. In the event of the Executive's Disability, this Agreement shall terminate and the Company shall have no further obligations hereunder except as follows: (a) immediate payment of any obligations accrued but unpaid as of the date of Disability; (b) payment of that portion of Base Salary payable through the end of the calendar month in which the Disability occurs; (c) payment of an amount equal to thirty (30) days of sick pay; (d) payment of earned but unused vacation through the end of the calendar month in which the Disability occurs; and
(e) payment of a pro rata portion of the annual bonus, if any, payable for the fiscal year in which the Disability occurs with such pro rata portion paid when and as such annual bonus would normally be determined. Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans.

        4.3 Normal Retirement. In the event of the Executive's Normal Retirement, this Agreement shall terminate and the Company shall have no further obligations hereunder except as follows: (a) immediate payment of any obligations accrued but unpaid as of the date of Normal Retirement;
(b) payment of that portion of Base Salary payable through the end of the calendar month in which the Normal Retirement occurs; ( c) payment of earned but unused vacation through the end of the calendar month in which the Normal Retirement occurs; and (d) payment of a pro rata portion of the annual bonus, if any, payable for the fiscal year in which the Normal Retirement occurs with such pro rata portion paid when and as such annual bonus would normally be determined. Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans.

        4.4 Early Retirement. In the event of the Executive's Early Retirement, this Agreement shall terminate and the Company shall have no further obligations hereunder except as follows: (a) immediate payment of any obligations accrued but unpaid as of the date of Early Retirement except that no payment shall be made for any annual bonus that may have been earned but remained unpaid as of the date of the Early Retirement;
(b) payment of earned but unused vacation through the end of the calendar month in which the Early Retirement occurs; and( c) payment of that portion of Base Salary payable through the end of the calendar month in which the Early Retirement occurs. Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans.

        4.5 Voluntary Resignation Prior to Early Retirement. In the event the Executive resigns voluntarily prior to his eligibility for Early Retirement, this Agreement shall terminate and the Company shall have no further obligations hereunder except as follows: (a) immediate payment of any obligations accrued but unpaid as of the date of resignation except that no payment shall be made for any annual bonus that may have been earned but remained unpaid as of the date of the resignation; (b) payment of earned but unused vacation through the end of the calendar month in which the resignation occurs; and (c) payment of that portion of Base Salary payable through the end of the calendar month in which the resignation occurs. Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans.

       4.6 Involuntary Termination for Cause. In the event the Company terminates the Executive's employment for Cause, this Agreement shall terminate and the Company shall have no further obligations hereunder except as follows: (a) immediate payment of any obligations accrued

                                   4
but unpaid as of the date of termination except that no payment shall be made for any annual bonus that may have been earned but remained unpaid as of the date of the termination; (b) payment of earned but unused vacation through the end of the calendar month in which the termination occurs; and
(c) payment of that portion of Base Salary payable through the end of the calendar month in which the termination occurs. Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans.

        4.7 Involuntary Termination other than for Cause. In the event the Company terminates the Executive's employment other than for Cause, this Agreement shall terminate and the Company shall have no further obligations hereunder except as follows: (a) immediate payment of any obligations accrued but unpaid as of the date of termination; (b) payment of Base Salary then in effect for a period equal to twenty-four
(24) months (the "Severance Period"); (c) payment of annual bonuses (or pro rata portion thereof), if any, payable for each of those fiscal years that overlap, in whole or in part, with the Severance Period, with such amounts paid when and as such annual bonuses would normally be determined;
(d) payment of earned but unused vacation through the end of the calendar month in which the termination occurs; and (e) the provision of health, life and disability coverages to the Executive and eligible dependents for the Severance Period at active employee rates (or cash equal to the cost of any such coverage to the extent such continued coverage can not be provided pursuant to any underlying insurance policy then in effect or where such continued coverage would have adverse tax effects to the Executive or other plan participants). Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans. Company and Executive agree that the failure of the Board of Directors of the Company to elect, or the action of the Board of Directors to remove, Executive as Chairman of the Board shall, in the absence of Cause, permit Executive to terminate this Agreement within sixty (60) days of such event and such termination shall be deemed to constitute an involuntary termination other than for cause by Company pursuant to this Section 4.7.

        4.8 Qualified Termination following a Change of Control. In the event of a Qualified Termination of the Executive's employment following a Change of Control, this Agreement shall terminate and the Company shall have no further obligations hereunder except as follows: (a) immediate payment of any obligations accrued but unpaid as of the date of termination; (b) immediate payment of a lump sum amount equal to the product of three (3), multiplied by the sum of (i) Base Salary then in effect, plus (ii) the greater of (A) the target annual bonus for the fiscal year in which the Qualified Termination occurs, or (B) the average of the last three annual bonuses earned by the Executive; (c) immediate payment of a pro rata portion of the target annual bonus for the fiscal year in which the Qualified Termination occurs; and (d) the provision of health, life and disability coverages to the Executive and eligible dependents for a period of thirty-six (36) months at active employee rates (or cash equal to the cost of any such coverage to the extent such continued coverage can not be provided pursuant to any underlying insurance policy then in effect or where such continued coverage would have adverse tax effects to the Executive or other plan participants). Payment of obligations under any other employee benefit plans shall be determined in accordance with the provisions of those plans; provided, however, that the Executive's accrued benefit under the Ruby Tuesday, Inc. Executive Supplemental Pension Plan shall be determined by increasing the Executive's actual years of "Continuous Service" (as defined therein) by an additional three (3) full years.

         Notwithstanding any other provision of this Agreement to the contrary, if the aggregate amount provided for in this Agreement and any other payments and benefits which the Executive has the right to receive from the Company and its Affiliates (determined without regard to the provisions of this paragraph) would subject the Executive to an excise tax under Section 4999

                                   5
of the Internal Revenue Code (or any successor federal tax law), or any interest or penalties are incurred or paid by the Executive with respect to such excise tax (any such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to an additional payment from the Company as is necessary (after taking into account all federal, state and local taxes (regardless of type, whether income, excise or otherwise) imposed upon the Executive as a result of the receipt of the payment contemplated by this Agreement) to place the Executive in the same after-tax position the Executive would have been in had no Excise Tax been imposed or incurred or paid by the Executive. Ernst & Young LLP (or its successor) or any other certified public accounting firm agreed to by the Company and the Executive shall determine the extent, if any, of the Company's obligations pursuant to this paragraph after receipt of notice from either the Company or the Executive that a payment has been made that may subject the Executive to the Excise Tax. The accounting firm shall make its determination within thirty (30) days after the receipt of any such notice. The Company shall pay to the Executive in cash in a lump sum any amount that the accounting firm determines is due pursuant to this paragraph not later than five (5) business days prior to the date that the Executive must file the Executive's federal income tax return which reflects the payment that subjects the Executive to the Excise Tax.

        4.9      Severance Amounts and the Executive Supplemental Pension
Plan. Notwithstanding any possible interpretation to the contrary, for purposes of determining the Executive's accrued benefit under the Ruby Tuesday, Inc. Executive Supplemental Pension Plan, no amounts payable to the Executive pursuant to Section 4 hereof shall increase his "Annual Base
Salary" (as defined therein).

5.      Confidentiality.

        5.1	     Ownership of Information.  All Company Information received or developed by the Executive while employed by the Company will remain the sole and exclusive property of the Company.

        5.2 Obligations of Executive. Executive agrees (a) to hold Company Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that Executive is required by law to disclose any Company Information, Executive will not make such disclosure unless and until prior written notice is given to the Company to enable it to seek protection against disclosure, as the Company deems necessary. This Section shall survive for a period of two (2) years following termination of this Agreement with respect to Confidential Information, and shall survive termination of this Agreement with respect to Trade Secrets for so long as the information qualifies as a trade secret under applicable law.

        5.3 Delivery upon Request or Termination. Upon request by the Company, and in any event upon termination of his employment with the Company, the Executive will promptly

                                   6
deliver to the Company all property belonging to the Company, including without limitation all Company Information then in his possession or control.

6. Non-Competition. The Executive agrees that during his employment by the Company and for a period of two years thereafter, he will not (except on behalf of or with the prior written consent of the Company), within the United States, either directly or indirectly, on his own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Company, engage in any business which is the same as or essentially the same as the Business of the Company. For purposes of this Section, the term "Business of the Company" shall mean any multi-unit, multi-state foodservice business that is of a character and concept similar to the restaurants operated by the Company including, but not limited to, a casual dining restaurant business with a generic, broad-based menu similar in concept to restaurants operated by the Company (such as Ruby Tuesday, American Cafe, and Tia's), serving soups, sandwiches, chicken, ethnic cuisine, health or fitness oriented dishes and a full bar. Company and Executive expressly agree that the restaurant concept know as "Truffles" (currently operating in Hilton Head, South Carolina) is excluded from the covenants in this
Section 6 for so long as there are no more than five (5) units of such restaurant concept.

7. Non-Solicitation of Employees. The Executive agrees that during his employment by the Company and for a period of two years thereafter, he will not, on his own behalf or in the service or on behalf of others, solicit or recruit any employee of the Company with whom the Executive worked or had dealings in the course of his employment with the Company.

8. Non-Disparagement. The Executive agrees that at any time during or after his employment with the Company, he shall not make any disparaging remarks to the public regarding the Company or otherwise attempt to cast the Company in an unfavorable light.

9. Remedies. The Executive agrees that the covenants contained in Sections 5 through 9 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Company; and that irreparable loss and damage will be suffered by the Company should he breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Company shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Company and the Executive agree that all remedies available shall be cumulative.

10. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be

                                   7
redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11. Applicable Law and Choice of Forum. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Tennessee. The parties agree that any appropriate state or federal court located in Knox or Blount County, Tennessee, shall have exclusive jurisdiction of any case or controversy arising under or in connection with Sections 5 through 9 of this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

12. No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Company, or any Affiliate of the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.

13. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

                 (a) If to the Company, to it at:

                     Ruby Tuesday, Inc.
                     c/o General Counsel
                     150 West Church Avenue
                     Maryville, Tennessee  37801

                 (b) If to the Executive, to him at:

                     1443 West Miller's Cove
                     Walland, TN 37886

14. Assignment/Successors. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto. This Agreement shall inure to the benefit of and be binding upon the successors of the Company.

15. Waiver. A waiver by the Company of any breach of this Agreement by the Executive shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

16. Indemnification. During the Term, the Company shall maintain directors and officers liability insurance coverage that covers the Executive.

17. Arbitration. Except for matters contemplated by Section 11 above, any controversy or claim

                                   8
arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties and judgment upon the award rendered by the arbitrator may be entered in any federal or state court located in Knox or Blount County, Tennessee. The Company and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

18. Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Company or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

19. Survival. The obligations of the Executive pursuant to Sections 5 through 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.

20. Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

        20.1 "Affiliate" shall mean any business entity which controls the Company, is controlled by or is under common control with the Company.

        20.2 "Agreement" shall mean this Agreement with any amendments hereto made in the manner described in this Agreement.

        20.3 "Cause" shall mean, with respect to termination of the Executive's employment by the Company:

                  (a)      the Executive's conviction of a felony;

                  (b) conduct by the Executive constituting a willful refusal to perform any material duty assigned by the Board of Directors of the Company;

                  (c) conduct by the Executive that amounts to fraud against the Company or its Affiliates;

                  (d) a breach of the terms of this Agreement by the Executive that is materially injurious to the Company or its Affiliates; or

                  (e) conduct by the Executive that amounts to willful gross neglect or willful gross misconduct resulting in material economic harm to the Company or its Affiliate.

        20.4     "Change of Control" means any one of the following events:

                  (a) the acquisition by any individual, entity or "group" (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of voting securities of the Company where such acquisition causes any such

                                   9

Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); provided, however, that for purposes of this Section 20.4, the following shall not constitute a Change of Control: (i) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company;
or (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate.

                  (b) within any twelve-month period (beginning on or after the Effective Date), the persons who were directors of the Company immediately before the beginning of such twelve-month period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934) relating to the election of directors shall be deemed to be an Incumbent Director;

                  (c) the approval by the stockholders of theCompany of a reorganization, merger or consolidation, with respect to whichpersons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities;

                  (d) the sale, transfer or assignment of all or substantially all of the assets of the Company and its Affiliates to any third party; or

                  (e)     the liquidation or dissolution of the Company.

         20.5 "Company Information" means Confidential Information and Trade Secrets.

         20.6 "Confidential Information" means data and information relating to the Company or the business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive's relationship to the Company and which has value to the Company and is not generally known to its competitors.
Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

        20.7 "Disability" shall mean the total inability of the Executive to perform his duties under this Agreement for the duration of the short-term disability period (but not less than six [6] months) under the Company's short-term disability policy then in effect as certified by a physician chosen by the Company and reasonably acceptable to the Executive.

                                  10

        20.8 "Early Retirement" shall mean a voluntary termination of employment by the Executive on or after attaining age 55 but prior to attaining age 65.

        20.9      "Effective Date" means the date first set forth above.

        20.10 "Normal Retirement" shall mean a voluntary termination of employment by the Executive on or after attaining age 65.

        20.11 "Qualified Termination" shall mean, during the Term, any one of the following events: (a) an involuntary termination of the Executive's employment by the Company other than for Cause; (b) a resignation by the Executive for any reason within twelve (12) months following a Change of Control; or (c) a resignation by the Executive following a Change of Control for any one of the following reasons:

                   (i)      a reduction in the Executive's then
current Base Salary or a reduction in the Executive's target bonus opportunity, expressed as a percentage of Base Salary;


                   (ii) a failure to elect or reelect the Executive to the positions of Chief Executive Officer and Chairman of the Board of Directors;

                   (iii) a material diminution in the Executive's duties or responsibilities; or

                   (iv) a change in supervisory authority such that the Executive no longer reports directly to the Board of Directors of the Company.

        20.12 "Trade Secrets" means information, without regard to form, which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques, processes, financial data, financial plans or product plans.

                                  11

           IN WITNESS WHEREOF, the Company and the Executive have executed and delivered this Agreement as of the date first shown above.

            COMPANY:

            RUBY TUESDAY, INC.


    By:    /s/ J. RUSSELL MOTHERSHED              By:    /s/ DOLPH W. VON ARX
               J. Russell Mothershed                         Dolph W. von Arx
                Senior Vice President &                       Chairman,
                Chief Financial Officer                       Compensation &
                                                              Stock Option
                                                              Committee


            EXECUTIVE:


            /s/ SAMUEL E. BEALL, III
                SAMUEL E. BEALL, III

                                  12

                            SCHEDULE 3.2(b)


FISCAL       ESOP      MSOP    SPECIAL   TOTAL        ESOP          ESOP
YEAR END(1)  GRANT(2)  GRANT   GRANT       (3)    VESTING DATE  EXPIRATION DATE

2000         172,000       0    78,000     250,000     10/02          4/05
2001         184,000   8,200    87,653(4)  279,853     10/03          4/06
2002         197,000   7,600    N/A        204,600     10/04          4/07
2003         211,000   7,200    N/A        218,200     10/05          4/08
2004         226,000   6,800    N/A        232,800      6/06          4/09
2005         242,000   6,400    N/A        248,400      6/06          4/10
2006         259,000   6,000    N/A        265,000      6/06          4/11



(1) Assumes stock option grants continue through year of retirement.
(2) Assumes a 7% increase in the number of options granted each year from ESOP.
(3) Assumes 250,000 limit on option grants in any fiscal year is increased.
(4) To the extent the actual number of options necessary to deliver the desired value is in excess of the new limit on option grants, this option grant will not take the total options granted over the limit in place at that time.
Rather, the Company will make an additional option grant in fiscal year 2002 to deliver the remaining value.

                                  13